Exhibit 99.3

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Pitney Bowes, Inc., a Delaware corporation (the “Company”);

WHEREAS, Hestia Capital Partners LP, Helios I, LP, Hestia Capital Partners GP, LLC, Hestia Capital Management, LLC, Kurtis J. Wolf (collectively, “Hestia”), Milena Alberti-Perez, Todd A. Everett, Carl J. Grassi, Katie A. May, Kenneth T. McBride and Lance E. Rosenzweig (collectively with Mr. Wolf, the “Nominees”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2023 annual meeting of stockholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 23rd day of January 2023 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, as applicable. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) and Mr. Wolf of Hestia of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Notwithstanding the foregoing, so long as this agreement is in effect, each of the Nominees agrees to provide Hestia advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Hestia has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any such Nominee. Each of the Nominees agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Hestia.

4.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.       Hestia shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.       Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by Hestia, or its representatives, which approval shall not be unreasonably withheld.

7.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Sections 2 and 3, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he, her or it deems appropriate, in his, her or its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws and the provisions of this agreement.

8.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.       This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.       The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 5 and Section 9 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities set forth in Section 4 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his/her/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by email to Sebastian Alsheimer at Olshan, at salsheimer@olshanlaw.com.

11.       Each party acknowledges that Olshan shall act as counsel for both the Group and Hestia relating to their investment in the Company.

12.       The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

13.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed as of the day and year first above written.

HESTIA CAPITAL PARTNERS, LP

By:	Hestia Capital Management, LLC its Investment Manager

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Member

HELIOS I, LP

By:	Hestia Capital Management, LLC its Investment Manager

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Member

HESTIA CAPITAL PARTNERS GP, LLC

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Member

HESTIA CAPITAL MANAGEMENT, LLC

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Member

/s/ Kurtis J. Wolf
Kurtis J. Wolf

/s/ Milena Alberti-Perez
Milena Alberti-Perez

/s/ Todd A. Everett
Todd A. Everett

/s/ Carl J. Grassi
Carl J. Grassi

/s/ Katie A. May
Katie A. May

/s/ Kenneth T. McBride
Kenneth T. McBride

/s/ Lance E. Rosenzweig
Lance E. Rosenzweig